Exhibit 10.9

TECHNOLOGY TRANSFER AGREEMENT

This Agreement is dated as of May 27, 2003 by and between GI Dynamics, Inc., a Delaware corporation (“Buyer”) and Seedling Enterprises, LLC, a Delaware limited liability company (“Seller”).

WHEREAS, Seller owns certain technology (“Technology Documentation”), including patent rights and patent applications (“Patent Rights”), a description and list of which are set forth on Schedule 1 (the Technology Documentation and the Patent Rights shall collectively be referred to as the “Technology”) and certain contract rights, a description of which are set forth on Schedule 1 (the “Contracts”); and

WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, the Technology and the Seller’s rights under the Contracts on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

Section 1. Sale of Technology and Assignment of Contracts. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller will sell, transfer, assign, convey and deliver, and Buyer will purchase and assume, all right, title and interest of Seller in the Technology and the Contracts. Seller and Buyer intend that the transfer of the Technology and Contracts to the Buyer qualify as a tax-free contribution by the Seller pursuant to Section 351 of the Internal Revenue Code, as amended.

Section 2. Further Assurances. Seller and Buyer shall execute all such further instruments and agreements as may reasonably be necessary in order to transfer more fully and effectively the Technology and Contracts, including without limitation an Assignment of Patents and Patent Applications in the form of Exhibit A hereto.

Section 3. Purchase Price. In consideration for the Technology and Contracts, Buyer will issue 2,950,000 shares of Common Stock, par value $.01 per share, of GI Dynamics, Inc, to Seller at the Closing, which shares shall be duly and validly issued, fully paid and nonassessable.

Section 4. The Closing. The closing of the sale and purchase of the Technology and the assignment of the Contracts (the “Closing”) shall take place at the offices of Choate, Hall & Stewart, Exchange Place, Boston, Massachusetts at 10:00 a.m. on May 27, 2003, or at such other time, date and place as are mutually agreeable to Seller and Buyer (the “Closing Date”).

Section 5. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

5.1 Organization. Seller is a limited liability company duly organized, validly existing and in good corporate standing in the State of Delaware. Seller has the right, power and authority to enter into this Agreement and to carry out the terms and provisions hereof, including the sale, transfer and delivery of the Technology, and to enter into and carry out the terms of all agreements and instruments required to be delivered by the terms hereof, and all authorizations have been secured by Seller which are necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

5.2 Authority. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to the effect of any bankruptcy, insolvency, fraudulent conveyance, moratorium, or other similar laws affecting the enforcement of creditors’ rights and remedies generally and general equitable principles (whether enforcement is considered in a proceeding at law or in equity), including the discretion of the courts in granting equitable relief.

5.3 No Conflicts. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not; (a) violate, conflict with or result in a breach of any provision or constitute a default under (i) the Certificate of Formation or Limited Liability Company Operating Agreement of Seller, or (ii) any contract or agreement to which Seller is a party or by which the Technology or Contracts may be subject; or (b) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to Seller, the Technology or the Contracts.

5.4 Litigation. There are no outstanding judgments, rulings, orders, writs, injunctions, awards or decrees of any court or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority or arbitral tribunal against or involving Seller, and Seller is not a party to, or, to the knowledge of Seller, threatened with, any litigation or judicial, governmental, regulatory, administrative or arbitration proceeding.

5.5 Liens. Seller has good and marketable title to all of the Technology and Contracts, free and clear of any lien, charge and encumbrance.

5.6 Intellectual Property Rights. Seller does not own any patents, inventions or other intellectual property rights relating to the Technology, other than as set forth on Schedule 1. To the knowledge of Seller, there are no interference, reissue or reexamination proceedings relating to the Patent Rights in the United States Patent and Trademark Office and there are no opposition or revocation proceedings relating to the Patent Rights in any foreign country. Seller has received no written notice from any party of a claim that Seller is infringing upon or otherwise acting in contravention of any claimed right of such party under or with respect to any inventions, patents or other intellectual property rights of such party. To the knowledge of Seller, no third parties are infringing the Technology.

Section 6. Representations of Buyer. Buyer represents and warrants to Seller as follows:

6.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the right, power and authority to enter into this Agreement and to carry out the terms and provisions hereof, including the purchase of the Technology and the assumption of the Contracts, and to enter into and carry out the terms of all agreements and instruments required to be delivered by the terms hereof, and all authorizations have been secured by Buyer which are necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

6.2 Authority. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the effect of any bankruptcy, insolvency, fraudulent conveyance, moratorium, or other similar laws affecting the enforcement of creditors’ rights and remedies generally and general equitable principles (whether enforcement is considered in a proceeding at law or in equity), including the discretion of the courts in granting equitable relief.

6.3 No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not: (a) violate, conflict with or result in a breach of any provision or constitute a default under (i) the Certificate of Incorporation or by-laws of Buyer, or (ii) any contract or agreement to which Buyer is a party or by which Buyer’s assets, properties or business may be subject; or (b) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to Buyer or Buyer’s assets, properties or business.

Section 7. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand or mailed by first class certified or registered mail, return receipt requested, postage prepaid, by reputable overnight mail or courier, with receipt confirmed, or by telecopy and confirmed by telecopy answer back, addressed as follows:

If to Seller:	Seedling Enterprises, LLC
150 California Street Newton, MA 02458
Attention: M. Joshua Tolkoff

With copy to:	Donald W. Parker, Esq.
Morse, Barnes-Brown & Pendleton, PC
1601 Trapelo Road
Waltham, MA 02451

If to Company:	GI Dynamics, Inc.
150 California Street
Newton, MA 02458
Attention: Andy Levine, President

With copy to:	Roslyn G. Daum, Esq.
Choate, Hall & Stewart Exchange Place
53 State Street
Boston, MA 02109

or at such other address or addresses as may have been furnished in writing by any party to the others in accordance with the provisions of this Section 8.

Notices and other communications provided in accordance with this Section 8 shall be deemed delivered upon receipt. The furnishing of any notice or communication required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice to persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice or communication.

Section 8. Miscellaneous.

8.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

8.2 Entire Agreement. This Agreement together with the Schedules and Exhibits hereto embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

8.3 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller and Buyer. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

8.5 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

8.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of The Commonwealth of Massachusetts.

8.8 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

SEEDLING ENTERPRISES, LLC

By:	/s/ John F. Cvinar
Name: John F. Cvinar
Title: Manager

GI DYNAMICS, INC.

By:	/s/ Andy Levine
Name: Andy Levine
Title: President

Schedule 1

Technology Documentation and Patent Rights

1.	US Provisional patent application No. 60/430,321, entitled “Bariatric Sleeve”, filed December 2, 2002. (Attorney Docket No. 2814.2006-000)

2.	US Patent application No. 10/339786, entitled “Bariatric Sleeve”, filed January 9, 2003. (Attorney Docket No. 2814.2006-001)

3.	US Provisional patent application No. 60/459,060, entitled “Anti-Obesity Devices”, filed March 28, 2003. (Attorney Docket No. 2814.2007-000 )

4.	US Provisional patent application entitled “Anti-Obesity Devices”, filed May 16, 2003. (Attorney Docket No. 2814.2008-000).

5.	All know-how developed during the design, development, bench testing and animal testing of the sleeve product.

Exhibit A

Assignment of Patent Applications and Patents

This Assignment is made as of May 27, 2003 by Seedling Enterprises, LLC, a Delaware limited liability company (“Seller”).

Whereas, in accordance with a Technology Transfer Agreement of even date herewith between Seller and GI Dynamics, Inc., a Delaware corporation (“Buyer”), Seller has agreed to assign to Buyer certain patents, patent applications and other intellectual property of Seller.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby transfers, sells and assigns to Buyer, its successors and assigns, all of Seller’s right, title and interest in and to the patents and patent applications listed on the Attachment hereto, any further patents and patent applications based thereon or claiming a right of priority therefrom in any country (including without limitation any divisional, continuation, continuation-in-part, and/or foreign applications), any patents issuing on any such applications, and any reissue, reexamination or extension of any such patents (collectively, the “Patents and Patent Applications”), and all inventions, modifications, advances, new and/or useful improvements disclosed and/or claimed in the Patents and Patent Applications (collectively, the “Inventions”), as fully and entirely as the same would have been held and enjoyed by the Seller had this assignment not been made.

Seller authorizes and requests the Commissioner of Patents and Trademarks, or any other official whose duty is to issue patents, to issue such patents for the Inventions, Patents and Patent Applications to Buyer (or its designees).

Seller agrees to execute any and all powers of attorney, applications, assignments, declarations, affidavits, and any other papers reasonably requested by Buyer to perfect the transfer to Buyer of the rights and title to be assigned hereby.

IN WITNESS WHEREOF, Seller has caused this Assignment to be executed by its duly authorized representative as of the date first above written.

SEEDLING ENTERPRISES, LLC

By:	/s/ John F. Cvinar
Name: John F. Cvinar
Title: Manager